Exhibit 99.1

Mr. Cooper Completes Agreement with Sagent to Create the Mortgage Industry’s First Cloud-Native Servicing Platform

DALLAS--(BUSINESS WIRE)--March 31, 2022--Mr. Cooper Group Inc. (“Mr. Cooper”) announced today that it has completed its previously-announced agreement with Sagent M&C, LLC, d/b/a Sagent Lending Technologies (“Sagent”). Under the terms of this transaction, Sagent purchased certain intellectual property rights related to Mr. Cooper’s proprietary, cloud-based technology platform for mortgage servicing, and Mr. Cooper has received an equity stake in Sagent and appointed two directors to Sagent’s board. This agreement will leverage Mr. Cooper’s mortgage servicing depth and Sagent’s software innovation speed to create the industry’s first cloud-native, homeowner-first servicing platform. Mr. Cooper will also become a multi-year customer of Sagent.

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Mr. Cooper Group. Kirkland & Ellis LLP acted as legal advisor to Sagent.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides customer-centric servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

About Sagent

Sagent powers America’s top bank and nonbank lenders to engage, care for, retain, and modernize the homeownership experience for millions of borrowers. Servicers use our flexible, scalable, and configurable solutions to engage borrowers and earn customer loyalty, lower servicing costs, ensure compliance, and increase the value of servicing rights throughout full market cycles. Sagent is backed by Warburg Pincus, one of the world’s leading private equity investors, and powers trillions in outstanding mortgage servicing for its customers. Visit www.sagent.com to learn more.

Contacts

Mr. Cooper Group
Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com